Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and the related Prospectus, of our report dated March 15, 2021, with respect to the consolidated financial statements of Forte Biosciences, Inc. as of and for each of the two years in the period ended December 31, 2020, included in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Experts” in the related Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

May 28, 2021